THE WESTPORT FUNDS
                          SHAREHOLDER SERVICE AGREEMENT

         AGREEMENT made this _ day of _________, 199_, between Countrywide Fund Services, Inc. ("Countrywide"), a corporation organized under the laws of State of [Delaware] with its principal place of business at [ ] and the institution executing this document below (the "Institution").

         WHEREAS, Countrywide acts as administrator of The Westport Funds (the "Trust"), a Delaware business trust registered under the Investment Company Act of 1940, as amended (the "Act") as an open-end management investment company, which may issue its shares of beneficial interest in separate series; and

         WHEREAS, the Trust has adopted a Shareholder Service Plan with respect to the Class A shares of each Series of the Trust (the "Service Plan") that authorizes Countrywide to pay fees to qualified financial institutions for maintaining and providing services to shareholder accounts of such Series; and

         WHEREAS, Countrywide desires that Institution perform certain service activities on behalf of Countrywide and the Trust with respect to the Trust and Institution is willing to perform those services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, for and in consideration of the representations, covenants and agreements contained herein and other valuable consideration, the undersigned parties do hereby agree as follows:

         SECTION 1. SERVICE ACTIVITIES

         In connection with providing services and maintaining shareholder accounts of the Class A shares of each Series of the Trust with respect to its various customers, Institution may provide services including: (a) establishing and maintaining accounts and records relating to clients of Institution; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of Class A shares of the Trust may be effected and other matters pertaining to the Trust's services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request. Institution shall not be obligated to perform any specific service for its clients. Institution's appointment shall be nonexclusive and Countrywide may enter into similar agreements with other persons.

         SECTION 2. COMPENSATION

         (a) As compensation for Institution's service activities with respect to the Trust, Countrywide shall pay Institution fees in the amounts listed on Schedule A to this Agreement (the "Payments"); provided, however, that in no event will Countrywide be required to make any payments for service activities in an amount greater than that which Countrywide is paid by the Trust for such services.


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         (b) The  Payments  shall be accrued  daily and paid  monthly or at such other interval as Countrywide and Institution shall agree.

         (c) On behalf of the Class A shares of each Series of the Trust, Institution may spend such amounts and incur such expenses as it deems appropriate or necessary on any service activities. Such expenses may include compensation to employees and expenses, including overhead and telephone and other communication expenses, of Institution. Institution shall be solely liable for any expenses it incurs.

         SECTION 3. REPRESENTATIONS OF INSTITUTION

         Institution represents that:

         (a) the compensation payable to it under this Agreement in connection with the investment in the Class A shares of each Series of the Trust of the assets of its customers (i) will be disclosed by the Institution to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to Institution;

         (b) if it is a member of the National Association of Securities Dealers, Inc. ("NASD"), it shall abide by the Rules of Conduct of the NASD;

         (c) it will, in connection with sales and offers to sell shares, furnish to or otherwise insure that each person to whom any such sale or offer is made receives a copy of the Trust's then current prospectus;*

         (d) it will purchase shares only as agent of the Trust and that it will purchase shares only for the purpose of covering purchase orders already received or for its own bona fide investment purposes;*

         (e) the performance of all its obligations hereunder will comply with all applicable laws and regulations, including any applicable Federal securities laws and any requirements to deliver confirmations to its customers, the provisions of its charter documents and bylaws and all material contractual obligations binding upon the Institution; and

         (f) it will promptly inform the Trust of any change in applicable laws or regulations (or interpretations thereof) or in its charter or bylaws or material contracts which would prevent or impair full performance of any of its obligations hereunder.

         SECTION 4. FUND LITERATURE*

         Institution is not authorized to make any representations concerning shares of the Trust except those contained in the Trust's then current prospectus and statement of additional information ("SAI") and printed information issued by the Trust or by Countrywide as information supplemental to the prospectus. Countrywide will supply Institution upon its request with prospectuses, SAIs, reasonable quantities of supplemental sales literature and additional information. Institution agrees not to use other advertising or sales material relating to the Trust unless approved in writing by Countrywide in advance of such use. Any



____________________

* [To be included only in Agreements with dealers with whom the Trust's Distributor has entered into an agreement.]


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printed  information  furnished  by  Countrywide  other  than the  then  current prospectus and SAI, periodic reports and proxy solicitation materials are Countrywide's sole responsibility and are not the responsibility of the Trust and the Trust shall have no liability or responsibility to Institution in these respects unless expressly assumed in connection therewith. Institution shall have no responsibility with regard to the accuracy or completeness of any of the printed information furnished by the Trust and shall be held harmless by the Trust from and against any cost or loss arising therefrom.

         SECTION 5. REPORTS

         Institution shall prepare and furnish to Countrywide, at Countrywide's request, written reports setting forth all amounts expended by Institution and identifying the activities for which the expenditures were made.

         SECTION 6. INDEMNIFICATION

         Institution agrees to indemnify and hold harmless Countrywide and the Trust from any claims, expenses, or liabilities incurred by Countrywide or the Trust as a result of any act or omission of the Institution in connection with its services under this Agreement.

         SECTION 7. EFFECTIVENESS, DURATION AND TERMINATION

         (a) This Agreement shall become effective on the date hereof and, upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.

         (b)      This Agreement may be terminated as follows:

                  (i) at any time, without the payment of any penalty, by the vote of a majority of the Trustees of the Trust;

                  (ii) automatically in the event of the termination of the Administration agreement between the Trust and Countrywide or the Service Plan;

                  (iii) automatically in the event of the assignment of this Agreement as defined in the Act; and

                  (iv) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

         SECTION 8. NOTICES

         Any notice under this Agreement shall be in writing and shall be addressed and delivered, or mailed postage prepaid, to the other party's principal place of business, or to such other place as shall have been previously specified by written notice given to the other party.


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         SECTION 9. AMENDMENTS

         Subject to approval of material amendments to the form of this Agreement by the Trust's Board of Trustees, this Agreement may be amended by the parties at any time. In addition, this Agreement may be amended by Countrywide from time to time by the following procedure: Countrywide will mail a copy of the amendment to Institution at its principal place of business or such other address as Institution shall in writing provide to Countrywide. If Institution does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Institution's objection must be in writing and be received by Countrywide within the thirty (30) days.

         SECTION 10. USE OF THE TRUST'S NAME

         Institution shall not use the name of the Trust on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided, however, that the approval of the Trust shall not be required for the use of the Trust's name which merely refers in accurate and factual terms to the Trust in connection with the Institution's role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

         SECTION 11. MISCELLANEOUS

         (a) This Agreement shall be construed in accordance with the laws of the State of New York.

         (b) If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                  INSTITUTION:


                                  _______________________________________




                                  Name of Institution


                                  By:____________________________________




                                  COUNTRYWIDE FUND SERVICES, INC.


                                  By:_________________________________
                                     Name:
                                     Title:


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                               THE WESTPORT FUNDS
                          SHAREHOLDER SERVICE AGREEMENT
                                   Schedule A

                      PAYMENTS PURSUANT TO THE SERVICE PLAN

up to 0.25% of the average annual daily net assets of the Westport Fund represented by shares owned by investors for which Institution provides services pursuant to this Agreement.

up to 0.25% of the average annual daily net assets of the Westport Small Cap Fund represented by shares owned by investors for which Institution provides services pursuant to this Agreement.


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